Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING

IRVINE, CA, March 24, 2014 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced that the registration statement for its previously announced common stock rights offering was declared effective as of March 21, 2014 by the Securities and Exchange Commission (the “SEC”).

On December 17, 2013, Pro-Dex filed a registration statement on Form S-3 with the SEC with respect to the rights offering, which was subsequently amended by Amendment Nos.1 and 2 to Form S-3, filed with the SEC on March 5, 2014 and March 19, 2014, respectively (the “Registration Statement”).

The rights offering will be made through the Company’s distribution to its existing shareholders as of March 20, 2014, the previously announced Record Date, of non-transferable subscription rights to purchase their pro rata portion of newly issued shares of the Company’s common stock. For each share of common stock held by a shareholder of the Company as of 5:00 p.m., New York City time, on the Record Date (the “Record Holders”), such shareholder will receive 0.44075 subscription rights. Subscription rights may only be exercised in whole numbers; the Company will not issue fractional shares and will round all of the subscription rights down to the nearest whole number. Each whole subscription right will allow the holder thereof to subscribe to purchase one share of common stock at a subscription price of $1.90 per share. The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on April 25, 2014 (the “Expiration Date”). The subscription period may not be extended, and the Company reserves its right, in its sole discretion, to cancel the rights offering at any time or for any reason prior to the Expiration Date.

As soon as practicable, the Company expects to mail to the Record Holders a prospectus and other items necessary for exercising the subscription rights. The prospectus will contain a description of the rights offering and other information. Questions from shareholders regarding the rights offering or requests for additional copies of the prospectus may be directed to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068.

The purpose of this rights offering is to raise equity capital in a cost-effective manner that gives all of the Company’s existing shareholders the opportunity to participate on a pro rata basis. The Company intends to use the net proceeds from the rights offering to pursue strategic opportunities that may present themselves from time to time or, if not used to pursue strategic opportunities, for working capital and general corporate purposes, including to fund ongoing research and development and product initiatives. Also, to the extent net proceeds of the rights offering are not deployed, some of the funds may be invested in accordance with the terms of the Company’s Surplus Capital Investment Policy.

Upon completion of the rights offering, the Company expects to receive gross proceeds of approximately $2.8 million before expenses, subject to the Company’s right to reduce the rights offering in order to preserve certain of the Company’s tax attributes, such as net operating loss carry forwards. The Company has received a standby commitment from AO Partners, LLC and Farnam Street Capital, Inc. (collectively with their permitted designees the “Standby Purchasers”). Nicholas J. Swenson, a director of the Company, is the Managing Member of AO Partners, LLC. Raymond E. Cabillot, a director of the Company, is Chief Executive Officer and a director of Farnam Street Capital, Inc. The Standby Purchasers have agreed to purchase any and all shares of common stock that are not subscribed for by shareholders in connection with the rights offering up to an aggregate amount of $2.8 million, subject to the Company’s right to reduce the number of shares purchased by the Standby Purchasers in order to preserve the above-referenced tax attributes. The Company believes preservation of the tax attributes referenced above may result in the Company imposing material limitations on the Standby Purchasers’ ability to purchase stock under the terms of the standby commitment. However, such limitations are subject to change based on further study of such tax attributes.

The rights offering will be made only by means of a prospectus. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.